Exhibit 99.1

Owl Rock Capital Corporation Issues Letter to Stakeholders

NEW YORK, March 26, 2020, Owl Rock Capital Corporation (NYSE:ORCC) today issued a letter to its stakeholders regarding a business update pertaining to the coronavirus (“COVID-19”) pandemic.

The full text of the letter follows:

March 26, 2020

Dear Stakeholder,

In light of the ongoing COVID-19 pandemic, we wanted to reach out with a business update. First and foremost, we hope that you and your families are all safe and healthy. These are certainly unprecedented circumstances and we want to thank you for your continued partnership and support. At Owl Rock, we have been incredibly focused on managing our business and the Owl Rock Capital Corporation (“ORCC”) portfolio while taking the necessary steps to ensure the safety of our team and maintain full business operations and continuity.

While no one could have predicted how swiftly and dramatically market fundamentals and economic sentiment would change in just a few weeks, we have always believed that we were late in the economic cycle and, therefore, have built our portfolio over the last four years with this view in mind. We are being nimble in our response to these fast-moving conditions. We are extremely focused on active portfolio management and have an experienced team of approximately 60 investment professionals who provide us significant resources to vigorously manage our portfolio companies. We are in frequent dialogue with our borrowers and sponsors who are keeping us apprised of real-time developments and the steps they are taking to mitigate the impact to their operations. While it is still too early to tell what the full impact of the economic slowdown will be on our borrowers, we stand ready to partner with our borrowers and their financial sponsors to work through the challenges ahead.

While we cannot say with certainty what the next weeks or months will hold, we are confident that we are entering these challenging times with a well-constructed portfolio, low leverage, significant liquidity, an experienced and capable team, and a strong track record of credit quality.

We recognize there is tremendous volatility and uncertainty in the market at this time and wanted to provide you with an update on our portfolio, our liquidity and capital positioning and what steps we are taking to protect the value of our investments.

Portfolio Composition

From the beginning, our investment strategy has been to build a diversified portfolio for ORCC with a focus on investing in substantially all senior secured, primarily first lien term loans in high-quality, sponsor-backed, upper-middle market companies in recession-resistant sectors. As of December 31, 2019, we had $8.8 billion in investments across 98 companies in a portfolio that is diversified across borrowers, industries, end markets and geographies. The portfolio consisted of 81% first lien positions and our top 10 positions represented 24% of the portfolio at fair value, while no individual investment represented more than 3% of the fully invested portfolio at year end.

Our portfolio is diversified across 27 industries, many of which we believe have recession-resistant characteristics. As of December 31, 2019, our largest industries included distribution, healthcare providers and services, internet software and services, and professional services. We have very low exposure to the Oil & Gas sector, which represents only 2.3% of ORCC’s portfolio as of December 31, 2019. We have historically focused our limited energy investing activity on more stable midstream and downstream infrastructure and associated services sectors and have no investments in the upstream E&P sector.

We focus on sponsor-backed, upper-middle market companies. The weighted average EBITDA of our borrowers was approximately $79 million as of December 31, 2019. Approximately 90% of our portfolio companies are backed by private equity sponsors. We believe these sophisticated private equity sponsors are able to provide their portfolio companies with both financial and strategic support, which we believe significantly benefits our investments, especially in times like these.

Liquidity and Funding Profile

ORCC has a diversified set of financings that provides us with substantial liquidity. As of March 25, 2020, ORCC has approximately $1.8 billion of cash and undrawn debt capacity. We have approximately $0.5 billion in undrawn commitments to our portfolio companies, of which $0.3 billion are revolving credit facilities, which means we have enough liquidity to fund all of our undrawn commitments over 3.5 times. This strong liquidity position will also allow us to continue to support our existing borrowers and selectively deploy capital in additional investment opportunities.

ORCC has four investment grade ratings which helped us issue approximately $1.5 billion of unsecured bonds across four issuances. This means that over 40% of our funded debt capital is in unsecured debt, which provides us with significant unencumbered assets and meaningful overcollateralization of our secured credit facilities. As of December 31, 2019, ORCC leverage was 0.46x, at the low end of industry peers. Our weighted average debt maturity is over 5.5 years and we do not have any debt maturities until December 2022.

Conclusion

In closing, I want to reiterate that while this environment is challenging and we do not know the full extent of the impact that the COVID-19 global pandemic will have on the economy, we feel we are well positioned given our late-cycle investing outlook over the past few years. My partners and I, along with our entire firm, are working hard to protect ORCC’s investments and provide attractive returns to our investors even in this environment. We are in a strong position from a liquidity perspective and have capital to put to work in uncertain times. While we do not want to minimize the health risks and broader concerns associated with the current situation, we have worked very hard for the last four years to build our business, and we believe ORCC is well-positioned to weather the current market volatility and economic uncertainty.

Thank you again for your support. We look forward to continuing our dialogue with you in the weeks to come.

Sincerely,

Craig W. Packer

Chief Executive Officer and Director

About Owl Rock Capital Corporation

Owl Rock Capital Corporation (ORCC) is a specialty finance company focused on lending to U.S. middle-market companies. As of December 31, 2019, ORCC had investments in 98 portfolio companies with an aggregate fair value of $8.8 billion. ORCC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. ORCC is externally managed by Owl Rock Capital Advisors LLC, an SEC-registered investment adviser that is an affiliate of Owl Rock Capital Partners. Owl Rock Capital Partners, together with its subsidiaries, is a New York based direct lending platform with approximately $16.4 billion of assets under management as of December 31, 2019.

Certain information contained herein may constitute “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about ORCC, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond ORCC’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in ORCC’s filings with the SEC. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which ORCC makes them. ORCC does not undertake any obligation to update or revise any forward- looking statements or any other information contained herein, except as required by applicable law.

Investor Contacts

Investor Relations:

Dana Sclafani

(212) 651-4705

ORCCIR@owlrock.com

Media:

Prosek Partners

David Wells / Kelly Smith Aceituno / Josh Clarkson

pro-owlrock@prosek.com

212-279-3115